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                                                                    Exhibit 4.21

SECOND SUPPLEMENTAL INDENTURE, dated as of October 2, 1998, between BANK ONE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware ("ONE"), having its principal offices at One First National Plaza, Chicago, Illinois 60670, and THE CHASE MANHATTAN BANK, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the "Trustee").

     WHEREAS, First Chicago NBD Corporation ("FCNBD") has heretofore executed and delivered to the Trustee an Indenture, dated as of January 1, 1997 (the "Original Indenture"), as supplemented by a First Supplemental Indenture, dated as of January 31, 1997 (the "First Supplemental Indenture") (as so supplemented, the Original Indenture is referred to herein as the "Indenture"), providing for the issuance from time to time of unsecured debt securities (herein and therein called the "Securities"); and

     WHEREAS, effective as of October 2, 1998, FCNBD merged with and into ONE;
and

     WHEREAS, Section 10.01 of the Indenture provides for the execution of an indenture supplemental to the Indenture, in form satisfactory to the Trustee, to evidence the succession of any successor corporation to FCNBD under the Indenture and the assumption of such successor corporation of the covenants of FCNBD in the Indenture and in the Securities pursuant to such Indenture; and

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of ONE as the successor corporation to FCNBD, under the Indenture, in accordance with its terms, have been done.

     NOW, THEREFORE, ONE and the Trustee hereby agree as follows:

     1. From and after the date of this Second Supplemental Indenture, ONE shall for all purposes be deemed to be the "Company", as such term is defined in the Indenture and the
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Securities, and, as such, ONE hereby expressly assumes, from and after the date of this Second Supplemental Indenture, the due and punctual payment of the principal of, premium, if any, and interest (including all additional amounts, if any, payable pursuant to Section 5.04 of the Indenture) on all of the Securities and the performance of every covenant of the Indenture, as supplemented by this Second Supplemental Indenture, on the part of the Company to be performed or observed.

     2. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

     3. The Trustee accepts the trusts created by the Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture.

     4. The recitals contained in this Second Supplemental Indenture shall be taken as statements of ONE, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

     5. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

     6. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     7. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused the Second
Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first above written.


ATTEST:                            BANK ONE CORPORATION


____________________________       By:_____________________________
Title: Assistant Secretary         Title: Chief Financial Officer
[Corporate Seal]


ATTEST:                            THE CHASE MANHATTAN BANK,
                                   as Trustee,


___________________________        By:___________________________
Title:_____________________        Title:________________________



[Corporate Seal]
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STATE OF ILLINOIS        )
                         ) ss:
COUNTY OF COOK           )

          On the 2nd day of October, 1998, before me personally came Robert A. Rosholt, to me known, who, being duly sworn, did depose and say that he is the Chief Financial Officer of BANK ONE CORPORATION one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                             __________________________
                                             Notary Public



My Commission Expires: ______________________________
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STATE OF  )
                    ) ss:
COUNTY OF )

          On the ______ day of _______________________ before me personally came ____________________________, to me known, who, being duly sworn, did depose and say that he is a ___________________________________ _______________________ of
The Chase Manhattan Bank, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                   ____________________________
                                   Notary Public



My Commission Expires: ___________________________